Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:    Greg Burns
(847) 402-5600

Allstate Names John Dugenske Chief Investment Officer

NORTHBROOK, Ill., December 6, 2016 – The Allstate Corporation (NYSE: ALL) today announced that John Dugenske will be joining Allstate as executive vice president and chief investment officer in early 2017. Dugenske will oversee Allstate’s $81 billion investment portfolio.

Dugenske brings 25 years of experience in portfolio management, research and trading to Allstate, most recently as group managing director and global head of fixed income at UBS Global Asset Management, where he led a global team with a portfolio of over $200 billion and was a member of the UBS executive management team. Prior to UBS, he was managing director and head of European and Middle East Fixed Income at Lehman Brothers, and he held research and portfolio management roles at Deutsche Asset Management and NISA Investment Advisors, LLC.

“John’s experience managing a diverse portfolio of global investments and strong expertise in fixed income makes him an ideal fit for Allstate,” said Tom Wilson, chairman and chief executive officer. “His successful investment experience, intellect and leadership will enable us to continue to successfully execute our strategy to invest across a wide range of investments.”

“I was drawn by Allstate’s shared purpose, iconic brand, innovative approach to serving customers and strong management team,” Dugenske said. “I look forward to working with the talented team to continue advancing Allstate’s proactive investment strategy.”

About Allstate
The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. In 2015, The Allstate Foundation, Allstate, its employees and agency owners gave $36 million to support local communities.

For more information on the company’s investments focus, visit www.allstateinvestments.com.
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